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                                                                    EXHIBIT 99.2

                                    FORM OF
                                WAIVER AGREEMENT

     WHEREAS, 21st Century Telecom Group, Inc., or its predecessors or subsidiaries (collectively, the "Company") has granted stock options (the "Options") to the undersigned ("Optionee") under one or more of the Company's option plans or agreements (collectively, the "Plans"); and

     WHEREAS, the Company has entered into an Agreement and Plan of Merger dated
as of December   , 1999 among RCN CORPORATION, 21st HOLDING CORP., and 21st
CENTURY TELECOM GROUP, INC. (the "Merger Agreement"), which provides for the conversion of the Options into stock options for RCN Corporation ("RCN") with substantially the same terms and conditions as the existing options, subject to adjustment of the number of shares and the option price; and

     WHEREAS, the Company has amended or intends to amend the Plans as necessary to eliminate (1) the acceleration of vesting of stock options on a "Change in Control" of the Company (as defined in the Plan) and (2) the right to receive a cash payment equal to the excess of the value of the option stock over the option price on a "Change in Control" of the Company, both conditioned on the closing of the transaction described in the Merger Agreement; and

     WHEREAS, the effectiveness of the Plan amendments described above, as applied to previously-granted Options, is subject to the consent of Optionee;

     NOW, THEREFORE:

     1. Optionee consents to the elimination of the accelerated vesting and/or cash-out rights described above, as applied to the Options (and any other options to acquire capital stock of the Company held by Optionee), and agrees that;

        (a) Upon the closing of the transaction described in the Merger Agreement (the "Closing") the Options will be converted into options for common stock of RCN Corporation, with the number of shares subject to the Options and the option price adjusted in accordance with the Merger Agreement.

        (b) As of December 12, 1999, Optionee has previously been granted
                      Options to acquire common stock of the Company, which are
            vested and unvested, as follows:

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
             I                               II                             III
        NAME OF PLAN              NUMBER OF VESTED OPTIONS       NUMBER OF UNVESTED OPTIONS
        ------------              ------------------------       --------------------------
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     (2)  All of the Vested Options identified in Column II shall be unaffected, and shall continue to be exercisable in accordance with the terms of the grant of such Vested Options without regard to this Waiver
          Agreement.

     (3) Any Unvested Options which are not vested by the Closing Date under the Merger Agreement and for which the applicable vesting date is later than May 1, 2001 (i.e. 12,500 options) shall vest on May 1, 2001. Notwithstanding the above and the terms of the Plans, no Unvested Options shall vest unless Optionee is in continuous service to the Company or its successors from the date of this Waiver until the applicable vesting date, provided that all such Unvested Options shall immediately vest upon termination of employment other than voluntary termination.

     (4) Optionee further acknowledges and understands that under the Merger Agreement, RCN Corporation has undertaken to register the shares of RCN common stock subject to the Options on Form S-8, as soon as reasonably practicable following the Closing, which will facilitate the marketability of the shares subject to the Options following the Closing.

     (5) Optionee agrees to cooperate and execute such other documents as may be reasonably necessary to carry out the intentions expressed above.

                   Agreed to this 12th day of December 1999.

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
OPTIONEE                                                              21ST CENTURY TELECOM GROUP, INC.

BY:                                                                                 BY:
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